600 North Hurstbourne Parkway
Suite 300
Louisville, Kentucky 40222
(502) 426-4800
Contact: Gregory A. Wells, Executive Vice President and CFO	Date: September 30, 2013

FOR IMMEDIATE RELEASE

NTS Realty Holdings Limited Partnership Announces Termination of Financing Commitment Letter Related to Going Private Merger Transaction

Louisville, KY (September 30, 2013) (NYSE MKT: NLP) – NTS Realty Holdings Limited Partnership (the “Company”) announced today that the special committee of the board of directors of NTS Realty Capital, Inc. (“Realty Capital”), the company’s managing general partner, received a letter (the “Letter”) from NTS Merger Parent, LLC (“Parent”) and NTS Merger Sub, LLC (“Merger Sub”) regarding the debt commitment letter (the “Commitment Letter”) related to the Company’s proposed merger with NTS Merger Sub, LLC under that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of December 27, 2012, among Parent, Merger Sub and the Company.  The Commitment Letter provides that it will terminate if the facility contemplated by the Commitment Letter does not for any reason close by September 30, 2013 (the “Financing Termination Date”).  The Letter provides that there has been no extension of the Financing Termination Date and that the facility contemplated by the Commitment Letter has not closed.

The Company also announced today that, in response to the Letter, the special committee of the board of directors of Realty Capital sent a letter to Parent and Merger Sub informing them that, in response to the termination of the Commitment Letter, the special committee is reviewing all of its rights and options under the Merger Agreement, including, but not limited to, initiating litigation to enforce the Merger Agreement in accordance with its terms.

The Merger Agreement may be terminated by either Parent and Merger Sub or the Company (by action of the special committee of the board of directors of Realty Capital) if the Merger has not been consummated by September 30, 2013 (the “Merger Outside Date”).  At this time, no party to the Merger Agreement has exercised its option to terminate the Merger Agreement.  There can be no assurance that the Merger Agreement will not be terminated by either party, that the Merger Agreement will be approved by the unitholders, that Parent and Merger Sub will receive sufficient financing to consummate the Merger or that the Merger will be consummated on the terms described herein or at all.

Interested parties are urged to read relevant documents, when and if filed by the Company with the Securities and Exchange Commission, because they will contain important information.  The Company has filed a preliminary proxy statement and may file other documents regarding the proposed merger with the SEC, and the definitive proxy statement, if filed, will be sent to unitholders seeking their approval of the matters discussed above at a special meeting of unitholders.  Unitholders are urged to read the proxy statement and any other relevant document when they become available because they will contain important information about the Company, the proposed merger and related matters.  Interested parties may obtain a free copy of the definitive proxy statement (when available) and other documents filed by the Company with the SEC at the SEC's web site at www.sec.gov.

The Company, Realty Capital and Realty Capital’s directors, executive officers and other members of its management and employees (including J.D. Nichols and Brian F. Lavin) may be deemed participants in the solicitation of proxies from the unitholders of the Company in connection with the proposed transactions.  Information regarding the special interests of persons who may be deemed to be such participants in the proposed transactions will be included in the proxy statement described above.  Additional information regarding such participants is also included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which was filed with the SEC on March 22, 2013, and subsequent filings, including Quarterly Reports on Form 10-Q and statements of changes in beneficial ownership on file with the SEC.  These documents are available free of charge at the SEC’s web site at www.sec.gov.

About NTS Realty Holdings Limited Partnership

The Company currently owns, wholly, as a tenant in common with unaffiliated co-owners, or through joint venture investments with affiliated and unaffiliated third parties, twenty-four properties comprised of fifteen multifamily properties, seven office buildings and business centers and two retail properties.  The properties are located in and around Louisville and Lexington, Kentucky, Nashville and Memphis, Tennessee, Richmond, Virginia, Fort Lauderdale and Orlando, Florida, Indianapolis, Indiana and Atlanta, Georgia.  The Company's limited partnership units are listed on the NYSE MKT platform under the trading symbol of "NLP."

Forward Looking Statements

This press release contains forward looking statements that can be identified by the use of words like “would,” "believe," "expect," "may," "could," "intend," "project," "estimate," or "anticipate." These forward looking statements, implicitly or explicitly, include assumptions underlying the statements and other information with respect to the Company's beliefs, plans, objectives, goals, expectations, estimates, intentions, financial condition, results of operations, future performance and business, including its expectation of, and estimates with respect to, revenues, expenses, earnings, return of and on equity, return on assets, asset quality and other financial data and performance ratios. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, these statements involve risks and uncertainties which are subject to change based on various important factors, some of which are beyond the Company's control. Important factors that would cause actual results to differ materially from expectations are disclosed under "Risk Factors" and elsewhere in the Company's most recent annual report on Form 10-K, which was filed on March 22, 2013, and registration statement on Form S-4, which became effective on October 27, 2004.

If one or more of the factors affecting forward looking information and statements proves incorrect, the Company's actual results of operations, financial condition or prospects could differ materially from those expressed in, or implied by, the forward looking information and statements contained in this press release.